Friday, December 03, 1999

Mr. Mark White
Executive Vice President
EUA COGENEX, Inc.
100 Foot of John Street
Boott Mills South
Lowell, MA

Dear Mark:

Fleet Business Credit Corporation proposed funding to EUA COGENEX, Inc. of selected Eligible Contracts in the portfolio. All capitalized terms used in this term sheet will be defined herein or have the meanings as provided in the Program Agreement.

NON-RECOURSE PORTFOLIO FINANCING PROPOSAL FOR
EUA COGENEX, INC.

I.  PARTIES

Seller: EUA COGENEX, INC. (COGENEX), a Massachusetts Corporation. A wholly owned subsidiary of Eastern Utilities Associates, Inc.

Purchaser:            FLEET BUSINESS CREDIT CORPORATION, its subsidiaries,
                      affiliates and assigns (FLEET), (Formerly, Sanwa Business
                      Credit Corporation).

Contracts:            Various firm term and performance related payment
                      obligations from the existing customer portfolio of COGENEX, where COGENEX bears varying degrees of risk for non-payment due to Energy Conservation Measure (ECM) performance, regulatory changes, and operating changes.

Contract Obligors:    Various Obligors that are receiving the benefits of the
                      ECM's, and are obligated to make payments under the Contract.

Performance
Guarantor:            Eastern Utilities Associates, Inc. (EUA) and subsequently
                      New England Electric System, Inc. (NEES), a publicly held utility, will guarantee all of COGENEX's performance obligations under the Contracts and the Purchase
                      Agreement.



I.  TRANSACTION

Summary
Structure:            FLEET will purchase payments representing the balance of
                      payments under the Eligible Contracts due after January
                      1, 2000. Fleet will advance based upon a percentage of the expected monthly payments of newly offered Contracts, and make further advances on previously purchased
                      Eligible Contracts. The purchases are all secured by a cross collateralized and cross defaulted position in the portfolio using in large measure existing documentation.
                      This structure gives COGENEX the highest possible liquidity, the best interest rate available, and the retention of the most control.

Anticipated
Closing/Funding Date: On or before December 31, 1999.

Contract Cash Flow:   COGENEX will present to FLEET a statements of Contract
                      cash flows in the form of an Excel spread sheet that FLEET will rely upon to determine advances. COGENEX will present a payment and performance history for each contract.

Performance
Obligation:           COGENEX will continue to perform all of its obligations
                      under the Contracts.  Including but not limited to:
                      billing and collecting, monitoring performance, verifying engineering estimates, conducting "true-up" as required, managing or conducting maintenance as obligated. COGENEX will warrant specified minimum EMC performance levels under the contracts. In the event a Contractor or group of Contracts do not generate the amounts warranted, the contract or group of contracts will be subject to the remedies in the Purchase Agreement (see Purchase
                      Agreement). In the event that an Obligor has an option to Terminate a Contract, and elects to do so, COGENEX will indemnify the variance between FLEET's Investment
                      Balance in the Contract and the Termination
                      Value provided in the Contract (if any).

II.  ADMINISTRATION

Payment Proceeds:     All Contract proceeds collected under the portfolio will
                      be allocated on a monthly basis as follows:

                1.  To FLEET up to monthly obligation.
                2.  Remaining balance to COGENEX.

Lock box:       All customer payments will be directed to the Lock Box account.

        COGENEX will manage the lock box and pay Fleet monthly. In the event of default FLEET will have rights to take control of the Lockbox.

III.  ECONOMICS

Purchase Price:   We currently estimate the Purchase Price at or near $80
                  Million. The advance rate takes into account the COGENEX service obligation and FLEET's credit exposure. The Purchase
                  Price paid to COGENEX by FLEET will be the sum of:
                  1.  90% of the Present Value of all Eligible lighting
                      related Payments.
                  2.  80% of the Present Value of all Eligible non-
                      non-lighting related Payments.
                  3.  90% of the Present Value of the Eligible
                      unfunded remaining payments from previously purchased lighting related Contracts, where
                      FLEET only funded up to published Termination
                      Values or shortened term.
                  4.  80% of the Present Value of all the Eligible
                      unfunded remaining payments from previously purchased non-lighting related Contracts, where
                      FLEET only funded up to published Termination
                      Values or shortened term.

Discount Rate:        Unless the Discount Rate is locked-in prior to the date
                      of the Assignment, by the mutual written agreement of COGENEX and FLEET, the per annum Discount Rate shall be the sum of: (i) the greater of, the yield on the closest to but not shorter than Four Year Treasury Note Rate, as stated in the Wall Street Journal, or the Treasury Note comparable to the weighted average life of the portfolio, five days prior to the date of the Assignment, and (ii)
                      235 basis points. If more than one issue is reported we will use the one closest to par.

Legal/Due
Diligence Fee:        Fleet will use inside and outside counsel to aid in
                      closing the transaction. COGENEX will pay FLEET's outside counsel. COGENEX's obligation to FLEET's outside counsel will be capped at $200,000.

Other Fees
and Expenses:         None.

Contract
Termination:          COGENEX will not be permitted to voluntarily repurchase
                      the Contract Payments.

IV.  COVENANTS & SECURITY

Structure:            Security interest in the Purchased Contracts per the
                      terms of the Program Agreement.

Change of Control:    FLEET will amend the change of control provisions of the
                      1994 Purchase Agreement. COGENEX will submit a list of potential purchasers of COGENEX and (or), assume the guaranty of performance obligations under the Purchase
                      Agreement. The pre-approval will be subject to no material adverse change, in FLEET's sole discretion, in the potential purchasers financial condition.

V.  MISCELLANEOUS

Due Diligence:        FLEET will send a team of auditors and attorneys to
                      COGENEX who will review the contracts, Y2K compliance, credit files, and account receivable aging of all the Contract Obligors. FLEET's internal and outside counsel will review Contracts.

Reporting:            COGENEX shall prepare monthly a Collection Report, which
                      shall include a summary of past due Contract Payments and such other information as FLEET shall reasonably request.
                      Reports shall be due to FLEET no later than the 20th day of the month following.

Offered by:            FLEET Business Credit Corporation

                        /s/ Mark J. Sullivan
By:                     Mark J. Sullivan
Its:                    Vice President

Dated:                  Friday, December 03, 1999

THIS IS NOT A COMMITMENT FROM FLEET OR ANY OF THE PARITES, NOR AN OFFER TO ENTER INTO A CONTRACT AND DOES NOT OBLIGATE FLEET OR ANY OF THE PARTIES IN ANY WAY. IF SUCH A CONTRACT IS ISSUED IN THE FUTURE, IT MAY CONTAIN CONDITIONS, TERMS, AND FEES THAT ARE DIFFERENT FROM OR IN ADDITION TO THIS CONDITIONS, TERMS, AND FEES.

COGENEX acknowledges that it has reviewed the terms and conditions set forth in this Term Sheet and finds said terms and conditions to be acceptable.

Agreed and Accepted for COGENEX by:


/s/ Mark White, Executive Vice President
Mark White, Executive Vice President

Dated:   12/3/99


Wednesday, December 19, 1999

Mr. Mark White
Executive Vice President
EUA COGENEX, Inc.
100 Foot of John Street
Boott Mills South
Lowell, MA

Dear Mark:

Fleet Business Credit Corporation (Fleet) and EUA COGENEX, Inc. (Cogenex) would like to amend and update the executed Proposal dated December 1, 1999, to include the following:

SEC Approval:      The proposed guaranty requires SEC approval.  Approval is
                   anticipated by March 31, 2000.
Program
Approvals:         Fleet is seeking all necessary internal approvals to provide for execution and closing by January 31, 2000. It is Fleets intention to make up to $80MM available for new Contract purchases, and to amend the existing Program Agreement.

Obligor
Approvals:         Fleet will see individual credit decisions for purchases of
                   Assigned Payments associated with individual contracts and Obligors. Fleet will complete this process by January 21, 2000.

Documentation
Review: Fleet will complete the legal and documentary review of individual Contracts and Obligors and advise Cogenex of any additional requirements by January 14, 2000.

Documentation
Drafting:          Fleet (or if necessary outside Counsel) will draft all
                   necessary amendment and assignment documentation. A first draft of the Program Agreement amendment will be completed for review by January 14, 2000.

It is our mutual intention to have a complete set of documentation executed by January 31, 2000. Upon receipt of the executed guaranty and other final closing documentation, we will establish a purchase date. The discount rate will be set 5 days prior to the purchase date in accordance with the December 1, 1999 Proposal. It is still COGENEX's intention to close this transaction upon receipt of SEC approval of the guaranty.



Offered By:     FLEET Business Credit         Agreed and Accepted for Cogenex
                                              Corporation by:

                /s/ Mark J. Sullivan            /s/ Mark S. White
By:             Mark J. Sullivan                By:  Mark S. White
Its:            Vice President                  Its:  Executive Vice President

Dated:          Wednesday, December 29, 1999    Dated:  1/3/00